Exhibit (a)(1)(C)

NOTICE OF WITHDRAWAL
PURSUANT TO THE
OFFER TO EXCHANGE DATED MAY 12, 2006

If you previously elected to exchange eligible options for shares of restricted stock by submitting a Letter of Transmittal and you would like to withdraw your election to exchange one or more of your eligible option grants, you must complete, sign and return this entire Notice of Withdrawal (including all four pages) via electronic delivery, facsimile, regular mail, overnight courier or hand delivery using the following contact information:

Via Electronic Delivery:
Scan the completed and signed Notice of Withdrawal and e-mail it to mbrown@strayer.edu.

Via Facsimile:
Strayer Education, Inc., Attn: Mark Brown, Facsimile number (703) 527-1102.

Via Regular Mail, Overnight Courier or Hand Delivery:
Strayer Education, Inc., Attn: Mark Brown, 1100 Wilson Blvd., Suite 2500, Arlington, VA 22209.

We must receive your signed and dated Notice of Withdrawal before 11:59 p.m., Eastern Time, on June 12, 2006, unless the offer is extended, in which case this Notice of Withdrawal must be received before the extended expiration of the offer.

You may confirm that your documents have been received by calling Mark Brown at (703) 247-2500 or by sending an e-mail to mbrown@strayer.edu.  We intend to electronically confirm our receipt of your Notice of Withdrawal within two business days of receipt.  If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your notice.

If you have questions regarding the withdrawal of your election, please call Mark Brown at (703) 247-2500 or send an e-mail to mbrown@strayer.edu.

Exhibit (a)(1)(C)

To:   Strayer Education, Inc.

I have received the Offer to Exchange dated May 12, 2006, this Letter of Transmittal and the form of Restricted Stock Agreement (the ‘‘Agreement’’). I have previously been provided a copy of the 1996 Stock Option Plan, as amended (the ‘‘Option Plan’’).

I signed and returned the Letter of Transmittal, thereby electing to exchange one or more of my eligible option grants for shares of restricted stock of Strayer.  I now wish to withdraw one or more of my tendered options from the offer.  I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Part III, Section 5 of the Offer to Exchange and the instructions above, I will be withdrawing my election with respect to all eligible options listed in Annex A.  I have indicated by checking ‘‘Withdraw’’ and writing my initials.  I understand that, alternatively, I may reject the offer with respect to all my eligible options by checking the appropriate box in Annex A.

By withdrawing my election, I understand that I will not receive any shares of restricted stock for, and will continue to hold, the options withdrawn from the offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between Strayer and me.

I understand that if I wish to change this withdrawal of my tendered options and once again accept the offer for any options that I have withdrawn, I must submit a new Letter of Transmittal prior to the expiration of the offer.

IMPORTANT NOTE: Although you may tender a portion of an eligible option, you may not withdraw your election with respect to only a portion of an eligible option. Accordingly, if you elect to withdraw a previously tendered option represented by a particular grant, you must reject this exchange offer with respect to the entire tendered portion of the option represented by that particular grant but you need not withdraw your tender of other eligible options represented by different grants.

Exhibit (a)(1)(C)

ANNEX A

NOTICE OF WITHDRAWAL
PURSUANT TO THE
OFFER TO EXCHANGE DATED MAY 12, 2006

Employee Name:    __________________________________

Please type or print clearly

Instructions:

IMPORTANT:    If you wish to withdraw all of the options you previously elected to exchange, please check the first box below.  If you wish to specify the individual option grants that you are withdrawing from the exchange program, please check the second box below and, for each of the options listed below that you wish to withdraw, please mark ‘‘Withdraw.’’  Please write your initials next to each ‘‘Withdraw’’ entry.

I want to withdraw all of the options I previously elected to exchange in the option exchange program. I understand that any previous elections I made will be considered void. I will retain my current stock options with their current terms and conditions.

I want to withdraw from participation in the option exchange program only those options that I have indicated below. I understand that, with respect to the options I am withdrawing, any previous elections I made will be considered void, and I will retain my current stock options with their current terms and conditions. I understand that those options I have not indicated for withdrawal below will continue to participate in the option exchange program.

Eligible Option(1)	Total Number of Shares Subject to Your Eligible Option	WITHDRAW(2)	INITIALS
2/15/2005
2/10/2004
5/11/2004

(1)	Identified by Grant Date

(2)	You may not withdraw only a portion of you option

I have completed and signed this Notice of Withdrawal exactly as my name appears on my original Letter of Transmittal.

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Exhibit (a)(1)(C)

Employee Signature	Date and Time

Employee Name Printed

Daytime Telephone Number	E-mail Address